UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
FORM SD
Specialized Disclosure Report

Valhi, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-5467	87-0110150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2697
(Address of principal executive offices)		(Zip Code)
A. Andrew R. Louis
Vice President and Secretary
Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697
(972) 233-1700
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report

The registrant incorporates herein by reference the Conflict Minerals Disclosure for the 2015 calendar year contained in the Form SD filed on May 27, 2016 by the registrant's subsidiary, CompX International Inc. (Securities and Exchange Act file no. 1-13905), with the U.S. Securities and Exchange Commission.  Such Conflict Minerals Disclosure is posted on the subsidiary's website at:

http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzQwMDQxfENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=635999575912431092

This Conflicts Minerals Disclosure is also posted on the registrant's website at:

http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzQwMDQzfENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=635999577817350452

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valhi, Inc.
(Registrant)

By: /s/ A. Andrew R. Louis
Date: May 27, 2016	A. Andrew R. Louis Vice President and Secretary